Exhibit 99.1

AITX's RAD-G Signs Multiple Monitoring Clients for SARA During TMA
Annual Meeting Engagements

Early Adopter Monitoring Clients Represent Thousands of Channels Moving to SARA,
Expanding the Platform's Reach and Recurring Revenue Potential

Detroit, Michigan, October 8, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Group (RAD-G), has secured its first four Remote Video Monitoring station clients who have committed to start using SARA™, the Company's multiple award-winning agentic AI platform for remote monitoring. The new commitments followed engagements at The Monitoring Association (TMA) Annual Meeting, where interest in SARA's capabilities was high among the industry's leading monitoring centers. These early adopter clients represent thousands of potential channels that, once active, are expected to drive meaningful growth in recurring monthly revenue (RMR) as adoption scales across the sector.

SARA™

Speaking Autonomous Responsive Agent

RAD-G Signs Multiple Monitoring Clients

AITX

Artificial Intelligence Technology Solutions Inc.

RAD

ROBOTIC ASSISTANCE DEVICES

an AITX company

RADG

ROBOTIC ASSISTANCE DEVICES GROUP

AITX

This announcement comes as the Company begins its efforts to build a dedicated channel for SARA in the fast-growing Remote Video Monitoring industry sector that represents up to 5 million video channels of monitoring.

"We expect the nature of TMA members to be significantly changed in the coming months and years as SARA becomes a critical part of their operations," said Steve Reinharz, CEO/CTO and founder of AITX and all RAD subsidiaries. "SARA is proving that automation and intelligence can deliver better results at a fraction of the cost of traditional monitoring models. These early adopter clients are leading that transformation, and we intend to support them fully as they expand channel by channel. Our focus remains on execution and growth for our clients, channel partners and shareholders."

Reinharz will further highlight the rise of agentic AI during his presentation titled "The Rise of Agentic AI: What Monitoring Centers Must Know Now" at the TMA Annual Meeting on Wednesday, October 8. More than 200 leaders from the monitoring sector are expected to attend as the Company continues to position SARA as the essential AI platform driving the next generation of remote monitoring.

To meet the growing demand for SARA licensing and OEM integration opportunities, RAD-G is expanding its resources and staffing. The Company expects to shift select personnel and sales capacity from Robotic Assistance Devices, Inc. (RAD-I) to accelerate client onboarding and maximize near-term growth potential. This coordinated effort ensures that the Company captures the rapidly emerging market opportunity for AI-driven monitoring solutions while maintaining full momentum across RAD-I's core business initiatives.

About Artificial Intelligence Technology Solutions, Inc. (AITX) and RAD-I

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD-I delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD-I is led by Steve Reinharz, CEO/CTO and founder of AITX and all RAD subsidiaries, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD-I team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD-I and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD-I's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope ($KSCP). Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD-I's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, ARR or RMR. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/